Exhibit 5.2

May 5, 2015

Echo Global Logistics, Inc.

600 West Chicago Avenue, Suite 725

Chicago, Illinois 60654

Re:        Form S-3 Registration Statement (No. 333-202317)

Ladies and Gentlemen:

We have acted as counsel to Echo Global Logistics, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of (i) the registration statement on Form S-3 (File No. 333-202317) (the “Registration Statement”) initially filed with the Commission on February 26, 2015, (ii) the base prospectus dated April 14, 2015 forming a part of the Registration Statement (the “Base Prospectus”) and (iii) the final prospectus supplement dated April 29, 2015 in the form filed with the Commission pursuant to Rule 424(b) under the Securities Act on May 1, 2015 (together with the Base Prospectus, the “Prospectus Supplement”) in connection with the offering by the Company of up to $230,000,000 aggregate principal amount of 2.50% convertible senior notes due 2020 (the “Notes”), and the shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Company which may be issued upon conversion of the Notes (the “Shares”).

The Notes will be issued pursuant to the Indenture, dated as of May 5, 2015 (the “Base Indenture”), as amended and supplemented to the date hereof, by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and as further amended and supplemented by the First Supplemental Indenture, dated as of May 5, 2015, by and between the Company and the Trustee (together with the Base Indenture, as amended and supplemented, the “Indenture”) and sold pursuant to the Underwriting Agreement, dated April 29, 2015 (the “Underwriting Agreement”), by and among the Company, Morgan Stanley & Co., LLC and Credit Suisse Securities (USA) LLC, as managers of the several underwriters named in Schedule II thereto.  We understand that the Notes are to be offered and sold in the manner described in the Prospectus Supplement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the Act.

In rendering the opinion set forth below, we have examined and relied upon such certificates, corporate records, agreements, instruments and other documents that we considered necessary or appropriate as a basis for the opinion, including (i) the Registration Statement, (ii) the Prospectus Supplement, (iii) the Indenture, (iv) the form of Notes and a specimen of the certificates representing the Notes and (v) the Underwriting Agreement.  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such latter documents and that each of the Underwriting Agreement and the

Indenture constitutes the valid and binding obligation of each party thereto (other than the Company) enforceable against each such party in accordance with its terms. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1)             Assuming due authentication of the Notes by the Trustee and upon payment and delivery in accordance with the terms of the Underwriting Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors now or hereafter in effect, and equitable principles that may limit the right to specific enforcement of remedies; and

2)             The Shares into which the Notes are convertible at the initial conversion rate set forth in the Indenture, when issued and delivered upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

The foregoing opinions are limited to the laws of the State of New York, the General Corporation Law of the State of Delaware (including the statutory provisions, the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing). We express no opinion with respect to any other laws, statutes, regulations or ordinances.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on May 5, 2015 and its incorporation by reference into the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement included in the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Securities Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Securities Act.

Very truly yours,

/s/ Winston & Strawn LLP